Exhibit 10.35

March 3, 2005

Dear Bruce:

This letter agreement sets forth our mutual understanding relating to your relinquishment of the title of Chief Executive Officer of Phillips-Van Heusen Corporation (the “Company”), the continuation of your employment in the position of Chairman of the Company for a transition period and your ultimate retirement from the Company.  We are very pleased that you have decided to continue as an employee to assist in the transition to a new chief executive officer and are thankful for your many years of dedicated service to the Company.  This letter agreement constitutes an amendment of the Employment Agreement, dated as of April 12, 2004, between you and the Company (the “Employment Agreement”).

Effective as of June 14, 2005, the date of the 2005 Annual Meeting of the Stockholders of the Company (the “Succession Date”), you will relinquish your title as Chief Executive Officer of the Company.  During the period commencing on the Succession Date and ending on the last day of the Company’s 2005 fiscal year (the “Transition Period”), you will continue your service with the Company as an executive employee with the title of Chairman.  Subject to your continued service as an employee during the Transition Period, you will (i) continue to receive your annual base salary as in effect on the date hereof, (ii) continue to be eligible to be awarded an annual incentive bonus under the terms of the Company’s Performance Incentive Bonus Plan with respect to the Company’s 2005 fiscal year based on the criteria established by the Compensation Committee of the Board in respect of the 2005 fiscal year and otherwise consistent with Section 2(b)(ii) of the Employment Agreement, (iii) continue to be eligible to receive a long-term incentive award payment with respect to the performance cycle commencing February 2, 2003 and ending on the last day of the Company’s 2005 fiscal year under the Company’s Long Term Incentive Plan based on the criteria established by the Compensation Committee of the Board on April 2, 2003, and (iv) continue to participate in the retirement and welfare benefit plans of the Company on the same basis as you participated immediately prior to the Succession Date and in accordance with Sections 2(b)(v) through (viii) of the Employment Agreement.  During the Transition Period, your duties shall consist of assisting the Company and its new chief executive officer and president in the senior management transition.

Effective as of the day immediately following the last day of the Company’s 2005 fiscal year (the “Retirement Date”), you shall retire from your employment with the Company and its affiliates in all capacities and shall no longer be compensated or provided with benefits as an employee, and the Employment Agreement shall terminate except for those provisions that survive in accordance with the terms thereof or hereof.  Upon your retirement from the Company on the Retirement Date as set forth in this letter agreement, (i) you shall be entitled to such rights

Mr. Bruce Klatsky

March 3, 2005

and benefits as are provided in the event of your retirement under the terms of the Employment Agreement, and (ii) you and your current spouse shall continue to be eligible to participate in the Company’s medical and dental plans, including the Executive Medical Plan, on the same basis (including the continuation of any employee contribution that your were paying prior to your Retirement Date, subject to any rate adjustments imposed from time to time on active employees carrying the same coverage and in accordance with such other terms as may be in effect from time to time) as you were participating in such plans as of the day prior to the Retirement Date, until such time as you each turn age 65, provided, however, that if at any time any such plan does not permit you and/or your spouse’s continued  participation, the Company shall pay you and/or your spouse (if you pre-decease her and she has not reached age 65), no less frequently than quarterly in advance, an amount which, after taxes, is sufficient for you and/or your spouse, as the case may be, to purchase equivalent benefits.

You hereby acknowledge that your relinquishment of the title of Chief Executive Officer in accordance herewith is entirely voluntary and is being done in connection with your planned retirement.  As such, you hereby agree that, notwithstanding anything to the contrary contained in the Employment Agreement, or any other plan of the Company or its affiliates in which you participate or agreement between you and the Company or any of its affiliates, your cessation of service as the Chief Executive Officer and the appointment of a new Chief Executive Officer on the Succession Date shall not constitute “Good Reason,” or serve as the basis for a claim of breach or constructive termination, under the Employment Agreement or otherwise.  For all purposes of the Employment Agreement and any such other plans or agreements of or with the Company or its affiliates, your termination of employment with the Company on the Retirement Date shall be considered a “retirement.”

Until the Succession Date, the Employment Agreement shall continue in full force and effect in accordance with its terms, without regard to the terms of this letter agreement.  Following the Succession Date and until the Retirement Date, the Employment Agreement shall continue in full force and effect in accordance with its terms, except that (i) all references in the Employment Agreement to Chief Executive Officer shall be deleted and of no further force and effect, and (ii) your right to terminate for Good Reason and receive the payments and benefits under Section 4(a) of the Employment Agreement shall be limited to (A) a failure of the Company to adhere to its commitments regarding your compensation during the Transition Period as set forth in clauses (i) through (iv) of the second paragraph of this letter agreement, (B) the Company removing you from the position of Chairman without your prior written consent (other than for Cause) prior to the last day of the Transition Period, (C) the assignment of duties to you during the Transition Period that are materially inconsistent with your duties as set forth in this letter agreement, or (D) a failure of the Company to require a successor to assume the Employment Agreement (as amended hereby) pursuant to clause (ix) of the definition of Good Reason in the Employment Agreement.  In all events, Section 4(d) and Sections 6 through 12 of the Employment Agreement shall survive the termination of the Employment Period (as defined in the Employment Agreement) and the termination of the Employment Agreement.

In addition, the Company hereby clarifies that, following the Succession Date, your service as a consultant, partner or director (and following your Retirement Date, as an employee

Mr. Bruce Klatsky

March 3, 2005

or officer), of any company or other entity that is a real estate venture or that provides real estate, investment, financial or consulting services shall not be deemed to be a breach of the non-competition restriction in Section 9(b) of your Employment Agreement, provided that you do not have responsibility for or involvement in the provision of any advice or services to any business or entity that competes in the same geographic area as the Company with any business actively conducted or actively planned by the Company as of your Succession Date or Retirement Date (as applicable), and, provided further, that, during the Transition Period, any such activities do not materially interfere with your duties to the Company.  Except for the clarification set forth in the preceding sentence, Section 9 of the Employment Agreement shall continue in full force and effect in accordance with its terms.

At all times during the period commencing on the date hereof and ending on the date of the 2006 Annual Meeting of the Stockholders of the Company, you shall continue as a member of the Company’s Board and as its Chairman, provided that you are re-elected as a director by the Company’s stockholders at the Company’s 2005 Annual Meeting of Stockholders.  During such period, while serving as Chairman of the Board, you shall continue administering the Company’s charitable foundation and participating in certain non-governmental organizations, on the same basis as you were administering such foundation and participating in such organizations on behalf of the Company prior to the Succession Date.  No commitment is made by you, the Board or any committee thereof as to continuation of your services as an executive of the Company beyond the Retirement Date and as a director of the Company beyond the date of the 2006 Annual Meeting of Stockholders, and the failure to so continue your services shall not trigger any rights under the Employment Agreement or otherwise.

The Board has approved the entering into of this letter agreement and the amendment of the Company’s by-laws to permit the separation of the Chairman and Chief Executive Officer positions.

Please confirm by signing below that the above reflects our mutual understanding of the matters set forth herein.

Regards,

  /s/ David Landau

David Landau
Chairman of the Compensation Committee

Agreed and acknowledged:

 /s/ Bruce J. Klatsky

Bruce J. Klatsky